                                  EXHIBIT 12.4
                           PSEG ENERGY HOLDINGS L.L.C.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                   For the Years Ended
                                                                      December 31,
                                                    ------------------------------------------------
                                                      2005      2004       2003      2002      2001
                                                    ------------------------------------------------
                                                                (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income (Loss) from Continuing Operations    $   269   $   199    $   249   $  (369)  $   237
(Income)/Loss from Equity Investees, Net of
Distributions                                           (28)       78         60        (2)      (59)
Fixed Charges                                           214       224        215       219       186
Capitalized Interest                                     (1)       (3)       (10)      (12)      (13)
                                                    ------------------------------------------------
Total Earnings                                      $   454   $   498    $   514   $  (164)  $   351
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Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                    $   213   $   223    $   214   $   218   $   183
Interest Factor in Rentals                                1         1          1         1         3
                                                    ------------------------------------------------
Total Fixed Charges                                 $   214   $   224    $   215   $   219   $   186
                                                    ================================================

Ratio of Earnings to Fixed Charges (C)                 2.12      2.22       2.39     (0.75)     1.88
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(A) The term "earnings" is defined as pre-tax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pre-tax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense (c) an estimate of interest implicit in rentals.

(C) The ratio of earnings to fixed charges for the year ended December 31, 2002, were (0.64), as noted above, which represents a deficiency of $379 million.